Tidal Trust II POS EX

Exhibit 12

August 25, 2023

Listed Funds Trust on behalf of its series, the Grizzle Growth ETF

Tidal Trust II on behalf of its series, the Grizzle Growth ETF

Re:	Reorganization of a series of a Delaware Statutory Trust into a series of a Delaware Statutory Trust

Ladies and Gentlemen:

You have asked for our opinion as to certain Federal income tax consequences of the transaction described below.

Parties to the Transaction

Grizzle Growth ETF, a series of Listed Funds Trust, a Delaware statutory trust, is herein referred to as the “Target Fund.”

Grizzle Growth ETF, a series of Tidal Trust II, a Delaware statutory trust, is herein referred to as the “Acquiring Fund.”

Description of Proposed Transaction

In the proposed transaction (the “Reorganization”), the Acquiring Fund will acquire all of the assets of the Target Fund in exchange for a number of shares of the Acquiring Fund equal to the number of shares of the Target Fund outstanding at the closing and the assumption of all of the liabilities of the Target Fund. The Target Fund will then liquidate and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in the Target Fund, in complete redemption of all outstanding shares of the Target Fund, and promptly thereafter will proceed to dissolve.

Scope of Review and Assumptions

In rendering our opinion, we have reviewed and relied upon the Agreement and Plan of Reorganization among Tidal Trust II with respect to the Acquiring Fund, the Listed Funds Trust on behalf of the Target Fund, Toroso Investments, LLC, the investment adviser to the Acquiring Fund, Grizzle Investment Management LLC, the investment adviser to the Target Fund and the investment sub-adviser to the Acquiring Fund, and Cambria Asset Management, investment sub-adviser to the Acquiring Fund, dated as of August 25, 2023 (the “Reorganization Agreement”) which is enclosed as an exhibit to the prospectus/information statement (“Information Statement”) filed on June 26, 2023, which describes the proposed transaction, and on the information provided in such Information Statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this opinion and the closing of the Reorganization. We further assume that the Reorganization will be carried out in accordance with the Reorganization Agreement.

Listed Funds Trust on behalf of its series, the Grizzle Growth ETF

Tidal Trust II on behalf of its series, the Grizzle Growth ETF

August 25, 2023

Representations

Written representations have been made to us by the appropriate officers of the Target Fund and the Acquiring Fund, and we have without independent verification relied upon such representations in rendering our opinions.

Opinions

Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

(i)       The transfer of the Assets by the Target Fund and the assumption by the Acquiring Fund of the liabilities of the Target Fund in exchange for Acquiring Fund Shares and the distribution of the Acquiring Fund Shares to the shareholders of the Target Fund as provided in the Agreement will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and with respect to such “reorganization,” the Target Fund and the Acquiring Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(ii)       In accordance with Sections 361(a), 361(c)(1) and 357(a) of the Code, no gain or loss will be recognized by the Target Fund upon:

(A)      the transfer of its Assets to the Acquiring Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all liabilities of the Target Fund; or

(B)       the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in liquidation.

(iii)       In accordance with Section 1032(a) of the Code, no gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets of the Target Fund in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all liabilities of the Target Fund.

Listed Funds Trust on behalf of its series, the Grizzle Growth ETF

Tidal Trust II on behalf of its series, the Grizzle Growth ETF

August 25, 2023

(iv)      In accordance with Section 354(a)(1) of the Code, no gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of their shares of the Target Fund for the Acquiring Fund Shares.

(v)       In accordance with Section 358(a)(1) of the Code, the aggregate tax basis of the Acquiring Fund Shares the Target Fund shareholders receive in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor.

(vi)      In accordance with Section 362(a) of the Code, the tax basis in the hands of the Acquiring Fund of the Assets of the Target Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the transfer.

(vii)     In accordance with Section 1223(2) of the Code, the holding period of the Assets of the Target Fund in the hands of the Acquiring Fund will include the period during which such Assets were held by the Target Fund.

(viii)    In accordance with Section 1223(1) of the Code, the holding period for the Acquiring Fund Shares each of the Target Fund shareholders receives in the Reorganization will include the period for which the shareholder held the Target Fund Shares exchanged therefor, provided that the shareholder held such Target Fund Shares as capital assets on the date of the exchange.

(ix)       The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the regulations thereunder. Under Section 381 of the Code, its taxable year will not end on the Closing Date and the part of the taxable year before the Reorganization and the part of the taxable year after the Reorganization will constitute a single taxable year. Under Revenue Ruling 73-526, 1973-2 C.B. 404, the Acquiring Fund will assume the Target Fund’s taxpayer identification number.

No opinion will be expressed as to (1) the effect of the Reorganization on the Target Fund, the Acquiring Fund or any shareholder of the Target Fund with respect to any (A) gain or loss that may be recognized on the transfer of “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognize upon the transfer of an asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code, or (2) any other federal tax issues (except those set forth above) and all state, local, or foreign tax issues of any kind.

Listed Funds Trust on behalf of its series, the Grizzle Growth ETF

Tidal Trust II on behalf of its series, the Grizzle Growth ETF

August 25, 2023

The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.4 of the Reorganization Agreement. We hereby consent to the use of this opinion as an exhibit to the Information Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Sullivan & Worcester
SULLIVAN & WORCESTER LLP